EXHIBIT 10.1

The Brink's Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 U.S.A.
Tel: (804) 289-9600

Douglas Allen Pertz
June 9, 2016
Dear Mr. Pertz:
We are pleased to outline the terms of our offer for your employment with The Brink’s Company (the “Company”):

Start Date:	June 9, 2016.
Position:
President and Chief Executive Officer. You will be appointed to the Board of Directors (the “Board”) on the Start Date, and you will be nominated for re-election to the Board at the expiration of each term while you remain an employee of the Company. Upon your termination of employment for any reason, you shall resign (and shall be deemed to have automatically resigned) from the Board.

Place of Employment; Relocation:
You will be employed primarily at the Company’s corporate headquarters, and it is expected that you will relocate your primary residence to the metropolitan area containing the Company’s corporate headquarters. If you do relocate on or before January 11, 2017, you will be covered by the Company’s relocation policy, a copy of which has been provided to you and, in lieu of the temporary housing reimbursement provided in that policy, the Company shall provide you with a temporary housing reimbursement of up to $5,000 per month for the period from July 11, 2016 until the earlier of (x) your relocation and (y) January 11, 2017.

Base Salary:
During your employment, you will receive an annualized Base Salary of $925,000; provided that the Base Salary will be reviewed annually after 2016 by the Compensation and Benefits Committee of the Board (the “Committee”) for possible discretionary increases (but not decreases) based on market trends, internal considerations and Company and individual performance.

Annual Bonus:
During your employment, you will be eligible to earn an Annual Bonus as a participant in the Company’s Key Employees Incentive Plan (the “KEIP”).
2016 Annual Bonus.  Your target Annual Bonus for 2016 (the “2016 Target Bonus”) will be the product of 125% multiplied by the amount of the Base Salary you earn in respect of 2016. Your actual 2016 Annual Bonus will range from 75% to 200% of the 2016 Target Bonus, subject to a maximum of 200% of the Base Salary you earn in respect of 2016 in accordance with the terms of the KEIP, based on performance criteria determined by the Committee. The performance criteria will contain threshold, target and maximum performance levels, which will yield payouts of 50%, 100% and 200% of the 2016 Target Bonus, respectively, with linear interpolation between threshold and target, and between target and maximum, subject to a maximum of 200% of the Base Salary you earn in respect of 2016 in accordance with the terms of the KEIP; provided that in no event will your actual 2016 Annual Bonus be less than 75% of the 2016 Target Bonus. The forgoing is subject to the terms of the KEIP (including without limitation Section 3 of Appendix A thereof).
2017 and Later.  The terms of your Annual Bonus for years after 2016 will be determined by the Committee pursuant to the terms of the KEIP. Your target Annual Bonus for such years will be set by the Committee based on market trends, internal considerations and Company and individual performance. Subject to stockholder approval of an amendment to the KEIP to increase the maximum percentage of Base Salary which may be earned (which approval the Company expects to seek at its 2017 annual meeting of shareholders), it is expected that your maximum Annual Bonus opportunity for years after 2016 will be 200% of your target Annual Bonus opportunity.

Inducement Equity:
Inducement Options.  On the Start Date, you will be granted 400,000 stock options under the Company’s 2013 Equity Incentive Plan (the “EIP”) (the “Inducement Options”), with the following terms:
A. The Inducement Options shall have a per-share exercise price equal to the “Fair Market Value” (as defined in the EIP) of the Company’s common stock (“Stock”) on the date of grant of the Inducement Options;
B. A term of six years;
C. The number of Inducement Options that vest shall be determined on the third anniversary of the Start Date subject to the termination provisions which follow, with (i) 1/3 of the Inducement Options becoming vested if the average closing price of the Stock over any 15 consecutive trading day period between the Start Date and the third anniversary thereof was at least $37.34 (the “First Price Target”), (ii) an additional 1/3 of the Inducement Options becoming vested if the average closing price of the Stock over any 15 consecutive trading day period between the Start Date and the third anniversary thereof was at least $44.81, and (iii) the final 1/3 of the Inducement Options becoming vested if the average closing price of the Stock over any 15 consecutive trading day period between the Start Date and the third anniversary thereof was at least $47.79 (each, a “Price Target”). Except as expressly provided below, any Inducement Options with respect to which the applicable Price Target has not been attained as of the third anniversary of the Start Date shall be forfeited automatically at such time;
D. Unvested Inducement Options shall be forfeited upon a termination by the Company for “Cause” or a termination by you without “Good Reason” (each as defined in Exhibit A attached hereto), in each case prior to the third anniversary of the Start Date;

E. Upon a termination by the Company without Cause or a termination by you for Good Reason prior to the third anniversary of the Start Date, (i) vesting on the date of termination of a number of unvested Inducement Options as to which the applicable Price Target has been attained (and, for this purpose, the First Price Target shall be deemed attained if not otherwise attained) equal to the number of such Inducement Options multiplied by a fraction, the numerator of which is the number of days from and including the Start Date through and including the date of termination plus 548 days (up to 1,095), and the denominator of which is 1,095 (the “Pro-Ration Fraction”); and (ii) a number of Inducement Options for which the applicable Price Target has not been attained or deemed attained as of the date of termination equal to the number of such Inducement Options multiplied by the Pro-Ration Fraction shall remain outstanding and eligible to vest based on attaining the applicable Price Target for six months following the date of termination. Inducement Options which are not vested or remain eligible to vest on the date of termination after the application of the preceding sentence shall be forfeited three months following the date of termination unless clause (G)(i) applies, and Inducement Options which remain eligible to vest for six months pursuant to clause (ii) of the preceding sentence and as to which the applicable Price Target is not attained during such six-month period shall forfeit at the end of such six-month period;

F. Upon a termination due to death or “Incapacity” (as defined in the Severance Pay Plan of the Brinks Company (the “Severance Plan”)) prior to the third anniversary of the Start Date, the same treatment as described in the immediately preceding clause (E);
G. Upon a “Change in Control” (as defined in the EIP) on or prior to the third anniversary of the Start Date, the Price Targets shall cease to apply and the Inducement Options shall vest if you remain employed with the Company or its successor on the third anniversary of the Start Date; provided that, if (x) your employment is terminated by the Company without Cause or you terminate for Good Reason during the three-month period prior to the Change in Control and the Change in Control occurs prior the third anniversary of the Start Date, or (y) your employment terminates on or following the Change in Control and prior to the third anniversary of the Start Date for any reason other than a termination by the Company for Cause or by you without Good Reason, all Inducement Options shall become vested upon the later of such termination or the Change in Control; and

H. Subject to the six-year term, 90 days to exercise vested Inducement Options following a termination of your employment for any reason other than due to death or Incapacity (or, in the case of Inducement Options that vest in accordance with clause (E)(ii) above, 90 days following the applicable vesting date), and 1 year to exercise vested Inducement Options following a termination of your employment due to death or Disability; except that all Inducement Options shall be immediately forfeited upon a termination by the Company for Cause.

Inducement RSUs. On the Start Date, you will be granted under the EIP 91,770 restricted stock units (the “Inducement RSUs”), with the following terms:
The Inducement RSUs shall vest on the third anniversary of the date of the Start Date, subject to the termination provisions which follow and provided that, other than as expressly stated in clause (D) below, no Inducement RSUs shall vest unless, for the period commencing on July 1, 2016 and ending on June 30, 2017 (i.e., the first 4 fiscal quarters of the Company following the Start Date) (the “Performance Period”), the Company realizes positive “Non-GAAP income from continuing operations” (the “Income Threshold”).  For this purpose, “Non-GAAP income from continuing operations” shall be determined in the same manner in which it is determined for inclusion in documents filed by the Company with or furnished by the Company to the Securities and Exchange Commission for the Performance Period, subject to such adjustments as are contemplated by Section 9(d) of the EIP;

A. Unvested Inducement RSUs shall be forfeited upon a termination by the Company for Cause or a termination by you without Good Reason;
B. Upon a termination by the Company without Cause, a termination by you for Good Reason, or a termination due to your death or Incapacity, a number of Inducement RSUs shall vest on the date of termination (or, if later, the date the Committee certifies achievement of the Income Threshold, which certification shall occur, if at all, prior to March 15, 2018) equal to the total number of Inducement RSUs multiplied by the Pro-Ration Fraction, and the remaining Inducement RSUs shall be forfeited; and
C. On or after a “Change in Control” (as defined in the EIP), (i) the Income Threshold shall cease to apply, and (ii) if your employment terminates for any reason other than a termination by the Company for Cause or by you without Good Reason, all Inducement RSUs shall vest such termination. If your employment is terminated by the Company without Cause or you terminate for Good Reason during the three-month period prior to a Change in Control, you shall receive a cash payment upon the Change in Control equal to the number of Inducement RSUs forfeited upon your termination multiplied by the price of the Stock upon the Change in Control.

Additional Grant and Vesting Condition of Inducement Options and Inducement RSUs. Notwithstanding the above, (A) the Inducement Options and Inducement RSUs shall not be granted unless, not later than the Start Date, you have purchased from the Company not less than $2.5 million of Stock (the “Purchased Stock”) (and the Company agrees to sell you the Purchased Stock on or before the Start Date at the closing price on the New York Stock Exchange on the date of sale), and (B) no Inducement Options or Inducement RSUs shall vest unless you continue to hold all of the Purchased Stock through the applicable vesting date; provided that such holding requirement shall cease upon the earlier of a Change in Control or your termination of employment. If your employment is terminated by the Company without Cause or by you for Good Reason on or prior to December 9, 2016, upon your written request (which the Company must receive no later than the fifth business day following the date of termination), the Company shall repurchase the Purchased Stock on the later of (x) the first trading day following the date of termination and (y) the first trading day after the Company receives your written request, in each case, at the closing price of the Stock on the New York Stock Exchange on the date of repurchase, by payment to you of immediately available funds to an account designated by you.

2016 LTI Award Opportunity:
On the Start Date, you will be granted under the EIP the equity awards described below (collectively, the “2016 LTI Award Opportunity”), the type and proportion of which will be consistent with those granted to senior executives of the Company generally in 2016. Except with respect to amounts (which are described below), all terms of the awards constituting the 2016 LTI Award Opportunity (including, without limitation, vesting terms) shall be consistent with those of the corresponding awards granted to senior executives of the Company generally in 2016.
Time-Vesting RSUs. A number of time-vesting restricted stock units determined by the Committee based on a grant date accounting value of $527,664 [which is $3.75 million * 0.25 * (206/366)].
Internal Metric PSUs. A target number of performance-vesting restricted stock units determined by the Committee based on a grant date accounting value of $791,496 [which is $3.75 million * 0.375 * (206/366)], which shall vest based on the achievement of performance goals related to the operating profit of the Company.
Relative TSR PSUs. A target number of performance-vesting restricted stock units determined by the Committee based on a grant date accounting value of $791,496 [which is $3.75 million * 0.375 * (206/366)], which shall vest based on the achievement of performance goals related to relative total shareholder return.

LTI Award Opportunity for 2017 and later:
During your employment following 2016, you will be eligible for a long-term incentive award opportunity. Grant values and program design will determined by the Committee annual based on market practice, affordability, performance and other factors the Committee determines to be relevant.

Health and Retirement Benefits:
During your employment, you will be eligible to participate in the Company’s health and retirement plans on the same terms as other senior executives of the Company. All benefit plans of the Company are subject to amendment and termination in accordance with their terms.

Other Benefits and Perquisites:
During your employment, you will be eligible for any other benefits and perquisites that are offered to other senior executives of the Company generally. You will receive no less than 4 weeks of paid vacation each year. You will be responsible for any taxes you incur in connection with such benefits and perquisites. All benefit plans of the Company are subject to amendment and termination in accordance with their terms.
In addition, the Company will, not later than 30 days after presentation of an invoice for fees and charges together with customary supporting documentation, reimburse you for the legal and professional fees that you incurred in connection with the negotiation of this letter, in an amount not to exceed $25,000. Such invoice and supporting documentation must be submitted within 30 days following the date of this letter.

Termination and Severance:
Your employment will be “at-will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice. You will be eligible to participate in the Severance Plan as a Tier 1 Participant; provided that the definitions of “Cause” and “Good Reason” shall be those set forth in Exhibit A attached hereto and any adverse change to the Severance Plan shall not apply to you until the later of the first anniversary of the change or the third anniversary of the Start Date.

Change in Control Agreement:
You will be offered the same form of Change in Control Agreement as that currently in place for the Company’s other named executive officers (the “Change in Control Agreement”); provided that the definitions of “Cause” and “Good Reason” shall be that set forth in Exhibit A and the Change in Control Agreement shall expire no earlier than the third anniversary of the Start Date.

As an executive officer of the Company, you will be subject to the Company’s Executive Officer Stock Ownership Guidelines, the current terms of which require the chief executive officer to own shares with a value of five times his or her base salary. There is no deadline for compliance, but following election as an executive officer, and until the ownership requirement is met, executive officers must hold at least 50% of any after-tax profit shares acquired through stock option exercises, stock grant vesting, or payout of performance or market share units.

As an employee of the Company, you will be subject to the Company’s Business Code of Ethics and the Company’s Compensation Recoupment Policy. Your employment with the Company will be governed by those policies and the Company’s other policies and procedures which may change from time to time. By accepting this offer of employment you are agreeing that you will abide by and remain familiar with all such policies and procedures. By accepting this offer of employment, you represent and warrant that you are not subject to any contractual or other restrictions or obligations that are inconsistent with your accepting this offer of employment and performing your duties to the Company. Notwithstanding anything to the contrary, your breach of the foregoing representation will constitute “cause,” or such term of similar import, under this letter and each other plan, agreement, policy and arrangement of the Company.

This letter constitutes the entire understanding and contains a complete statement of all the agreements between you and the Company and supersedes all prior and contemporaneous verbal or written agreements, understandings or communications. The Company may withhold from any amounts payable to you such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation. This letter and any claim related directly or indirectly to this letter or your employment shall be governed and construed in accordance with the laws of the Commonwealth of Virginia (without giving regard to its conflicts of law provisions).

Should you decide to accept our offer of employment with the Company on the terms and conditions outlined above, please sign and return to me one of the two original copies of this letter no later than June 9, 2016. We look forward to hearing from you at your earliest convenience.

Yours truly,	Accepted:

The Brink’s Company

/s/McAlister C. Marshall, II	/s/Douglas A. Pertz
McAlister C. Marshall, II	Douglas Allen Pertz
Vice President & General Counsel	Dated: June 9, 2016

EXHIBIT A
DEFINITIONS

“Cause” means (i) embezzlement, theft or misappropriation by you of any property of the Company, (ii) your willful breach of any fiduciary duty to the Company, (iii) your willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (iv) your gross incompetence in the performance of your job duties, (v) commission by you of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) your failure to perform duties consistent with a commercially reasonable standard of care or (vii) your gross negligence or willful misconduct resulting in a loss to the Company.
For purposes of this definition, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies (as defined in the Change in Control Agreement) and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. In addition, the failure to attain any performance goals will not in and of itself constitute grounds for Cause. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause without (1) reasonable notice to setting forth the reasons for the Company’s intention to terminate for Cause, (2) an opportunity for you, together with your counsel, to be heard before the Applicable Board, and (3) delivery to you of a notice of termination (which satisfies the requirements of Section 4(d) of the Change in Control Agreement) from the Applicable Board finding that in the good faith opinion of three-quarters (3/4) or more of the Applicable Board (excluding you, if you are a member of the Applicable Board), you acted in a manner described in one or more of clauses (i) through (vii) above, and specifying the particulars thereof in detail.
“Good Reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from you to the Company, which written notice must be made within 90 days of the occurrence of the event:

(i)
(A) without your express written consent, the assignment to you of any duties materially inconsistent with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including, on and after a Change in Control, those contemplated by Section 3(a) of the Change in Control Agreement) (it being understood that, without limiting the generality of the foregoing, if a substantial portion of your duties prior to the Change in Control related to the Company’s status as a public company and you conclude in good faith that such activities no longer constitute a substantial portion of your duties following a

Change in Control, then you shall be deemed to have “Good Reason”), or (B) any other action by the Company or its Affiliates which results in a material diminution in such position, authorities, duties or responsibilities;

(ii)
your removal from the Board (other than for Cause) or the failure to renominate you for election to be a member of the Board at the expiration of your then current term (for the avoidance of doubt, excluding your failure to be reelected to the Board by the stockholders of the Company);

(iii)
without your express written consent, the Company’s requiring you to change your work location from the Company’s corporate headquarters, which change increases the distance of your commute from your principal residence by more than 35 miles;

(iv)
prior to and not related to a Change in Control, a material reduction in your annual base salary or target annual incentive opportunity (other than in connection with a reduction that applies to employees of the Company and its Subsidiaries generally; or

(v)
on or after a Change in Control, any material breach of, or failure by the Company to comply with, the provisions of the Change in Control Agreement, including, without limitation, Sections 3(b) and 10(a) of the Change in Control Agreement.

Notwithstanding the foregoing, “Good Reason” will cease to exist if you have not terminated employment within two years following the initial occurrence of the event constituting Good Reason.